Exhibit 99.1

FOR RELEASE:	July 25, 2018

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

SECOND QUARTER 2018 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust Company, today reported net income for the quarter ended June 30, 2018 of $3.1 million with basic and diluted earnings per share of $0.22, compared to net income of $1.3 million and basic and diluted earnings per share of $0.11 for the comparative quarter ended June 30, 2017. On a linked-quarter basis, the Company reported a $1.2 million increase in net income versus the $1.9 million in net income reported for the first quarter ended March 31, 2018, due primarily to the merger/acquisition related expenses that affected first quarter 2018 results.

The Company’s total assets increased $22.6 million from $1.19 billion at December 31, 2017 to $1.22 billion at June 30, 2018. The majority of the increase in assets was in the Company’s loan portfolio. Gross loans increased by $10.3 million from $982.6 million at December 31, 2017 to $992.9 million at June 30, 2018.

Deposits decreased $1.6 million from $995.0 million at December 31, 2017 to $993.5 million at June 30, 2018. The Company’s time deposits decreased by $6.5 million and other deposit products increased by $5.0 million from December 31, 2017 to June 30, 2018.

“The Company saw strong post-merger net income in the second quarter. This is a significant increase in our net income over this year’s first quarter numbers, which contained notable one-time merger/acquisition costs,” President and Chief Executive Officer William L. Hedgepeth II stated. “The integration of Carolina Premier Bank has progressed as anticipated and provides us with a much larger population base to serve. The addition of Charlotte and our locations in South Carolina should allow us to expand further into those markets in the future.”

Net income for the six months ended June 30, 2018 is $5.0 million and basic and diluted earnings per share were $0.36, compared to net income of $3.5 million, basic earnings per share of $0.30 and diluted earnings per share of $0.29 for the six months ended June 30, 2017.

For the three months ended June 30, 2018, return on average assets was 1.02% and return on average equity was 8.92%, compared to 0.64% and 5.61%, respectively, for the three months ended March 31, 2018.

Non-performing loans increased to $10.1 million at June 30, 2018 from $8.3 million at March 31, 2018. Non-performing loans equaled 1.02% of loans at June 30, 2018, increasing from 0.85% of loans at March 31, 2018. Foreclosed real estate equaled $1.5 million at June 30, 2018, compared to $1.5 million at March 31, 2018. For the quarter, net recoveries were $13,000, or (0.01)% of average loans, compared to net charge offs of $18,000, or 0.01% of average loans for the quarter ended March 31, 2018.

Net interest margin was 4.41% for the quarter ending June 30, 2018, as compared to 4.45% for the quarter ending March 31, 2018.

Hedgepeth went on to say, “Much of the early part of second quarter was focused on the conversion of the Carolina Premier Bank systems, deposit and loan accounts, and processes to our current core processor. The conversion was a success and we were able to shift our focus mid-quarter to growth within our newly expanded market. The mortgage group continues to expand, hiring a new senior loan consultant in April and increasing closings month over month. We brought on board a new director for our broadening SBA/Government Lending division, Scott Lewis. Scott comes to us with exceptional commercial and governmental lending experience and a desire to make a significant impact in the SBA lending area.”

“We are eager to continue our growth in the communities we serve,” Hedgepeth noted. “Our newer Wilmington market continues to expand and we are placing an emphasis on growth in the Raleigh and Charlotte markets and their surrounding areas. This year has been and is shaping up to continue to be an exciting year for Select Bank & Trust. With our market expanded and the strong desire to grow, the team is very energized to continue serving our customers.”

Select Bank & Trust has 18 branch offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington, and Wilmington; and in the following South Carolina communities: Blacksburg, Rock Hill and Six Mile.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as stockholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per common share. A reconciliation of tangible book value per share to book value per share is included following the “Selected Financial Information and Other Data” table below.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

The information as of and for the quarter ended June 30, 2018, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our recent merger with Carolina Premier Bank; regulatory changes; the impact of the Tax Cuts and Jobs Act on our earnings, including any subsequent adjustments to the valuation of our deferred tax assets and liabilities; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended (unaudited)					At or for the twelve months ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	December 31, 2017	December 31, 2016	December 31, 2015
Summary of Operations:
Total interest income	$14,187	$13,722	$10,981	$10,042	$9,469	$39,617	$34,709	$33,341
Total interest expense	2,258	2,018	1,505	1,357	1,197	5,106	3,733	3,542
Net interest income	11,929	11,704	9,476	8,685	8,272	34,511	30,976	29,799
Provision for loan losses	557	141	276	202	1,083	1,367	1,516	890
Net interest income after provision	11,372	11,563	9,200	8,483	7,189	33,144	29,460	28,909
Noninterest income	1,226	1,165	786	778	778	3,072	3,222	3,292
Merger/Acquisition related expenses	-	1,826	1,888	278	-	2,166	-	378
Noninterest expense	8,602	8,458	7,207	6,161	5,980	25,153	22,281	21,852
Income before income taxes	3,996	2,444	891	2,822	1,987	8,897	10,401	9,971
Provision for income taxes	886	547	2,936	1,043	651	5,712	3,647	3,418
Net Income (loss)	3,110	1,897	(2,045)	1,779	1,336	3,185	6,654	6,553
Dividends on Preferred Stock	-	-	-	-	-	-	4	77
Net income available to common shareholders (loss)	$3,110	$1,897	$(2,045)	$1,779	$1,336	$3,185	$6,750	$6,476

Share and Per Share Data:
Earnings (loss) per share - basic	$0.22	$0.14	$(0.17)	$0.15	$0.11	$0.27	$0.58	$0.56
Earnings (loss) per share - diluted	$0.22	$0.13	$(0.17)	$0.15	$0.11	$0.27	$0.58	$0.56
Book value per share	$10.03	$9.82	$9.72	$9.42	$9.26	$9.72	$8.95	$8.38
Tangible book value per share(5)	$8.10	$7.87	$7.72	$8.78	$8.61	$7.72	$8.29	$7.67
Ending shares outstanding	14,024,887	14,013,917	14,009,137	11,662,621	11,662,471	14,009,137	11,645,413	11,583,011
Weighted average shares outstanding:
Basic	14,019,273	14,011,707	12,071,392	11,662,580	11,662,117	11,763,050	11,610,705	11,502,800
Diluted	14,086,671	14,081,776	12,071,392	11,717,533	11,727,110	11,826,977	11,655,111	11,567,811

Selected Performance Ratios:
Return on average assets(2)	1.02%	0.64%	(0.81)%	0.77%	0.60%	0.35%	0.81%	0.86%
Return on average equity(2)	8.92%	5.61%	(7.00)%	6.44%	4.96%	2.93%	6.61%	6.42%
Net interest margin	4.41%	4.45%	4.14%	4.19%	4.18%	4.09%	4.06%	4.38%
Efficiency ratio (1)	65.39%	65.72%	70.23%	65.11%	66.08%	66.93%	65.15%	66.04%

Period End Balance Sheet Data:
Gross Loans	$992,885	$978,275	$982,626	$763,432	$738,021	$982,626	$677,195	$617,398
Total interest earning assets	1,107,695	1,094,694	1,063,322	833,766	816,008	1,063,322	770,288	726,408
Goodwill	24,579	24,579	24,904	6,931	6,931	24,904	6,931	6,931
Core Deposit Intangible	2,564	2,826	3,101	547	629	3,101	810	1,241
Total Assets	1,216,731	1,222,551	1,194,135	922,749	906,524	1,194,135	846,640	817,015
Deposits	993,484	1,009,481	995,044	775,022	739,653	995,044	679,661	651,161
Short-term debt	21,071	32,173	28,279	22,366	33,559	28,279	37,090	29,673
Long-term debt	57,372	39,372	19,372	12,372	22,839	19,372	23,039	28,703
Shareholders' equity	140,702	137,673	136,115	109,819	108,017	136,115	104,273	104,702

Selected Average Balances:
Gross Loans	$990,036	$979,420	$809,608	$748,699	$715,366	$732,089	$639,412	$578,759
Total interest earning assets	1,087,683	1,073,890	901,324	826,595	799,240	813,773	744,024	686,663
Core Deposit Intangible	2,661	2,955	1,007	589	673	640	1,020	1,330
Total Assets	1,219,225	1,198,588	997,450	914,986	887,412	898,943	829,315	765,284
Deposits	1,004,571	981,403	827,408	754,169	719,976	738,310	665,764	607,214
Short-term debt	21,289	36,726	23,476	32,703	33,413	34,523	32,111	32,316
Long-term debt	37,620	19,880	13,676	15,633	22,871	14,239	25,739	20,147
Shareholders' equity	139,810	137,092	115,874	109,537	108,071	108,709	102,110	102,068

Asset Quality Ratios:
Nonperforming loans	$10,118	$8,338	$6,978	$6,153	$6,159	$6,978	$9,430	$8,712
Other real estate owned	1,497	1,525	1,258	2,093	2,702	1,258	599	1,401
Allowance for loan losses	9,528	8,957	8,835	8,647	8,488	8,835	8,411	7,021
Nonperforming loans (3) to period-end loans	1.02%	0.85%	0.71%	0.81%	0.83%	0.71%	1.02%	1.41%
Allowance for loan losses to period-end loans	0.96%	0.92%	0.90%	1.13%	1.15%	0.90%	1.24%	1.14%
Delinquency Ratio (4)	0.51%	0.25%	0.63%	0.38%	0.07%	0.63%	0.44%	0.40%
Net loan charge-offs (recoveries) to average loans (2)	(0.01)%	0.01%	0.05%	0.02%	0.35%	0.13%	0.02%	0.12%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.

(2)	Annualized.

(3)	Nonperforming loans consist of non-accrual loans and restructured loans.

(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.

(5)	Tangible book value per share (a non-GAAP measure) is equal to total stockholders’ equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table below for a reconciliation of this non-GAAP measure.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data)

(Unaudited)

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	December 31, 2017	December 31, 2016	December 31, 2015
Tangible common equity
Total shareholders’ equity	$140,702	$137,673	$136,115	$109,819	$108,017	$136,115	$104,273	$104,702
Adjustments:
Goodwill	24,579	24,579	24,904	6,931	6,931	24,904	6,931	6,931
Core deposit intangibles	2,564	2,826	3,101	547	629	3,101	810	1,241
Tangible common equity	$113,559	$110,268	$108,110	$102,341	$100,457	$108,110	$96,532	$96,530
Common shares outstanding(1)	14,024,887	14,013,917	14,009,137	11,662,621	11,662,471	14,009,137	11,645,413	11,583,011
Book value per common share(2)	$10.03	$9.82	$9.72	$9.42	$9.26	$9.72	$8.95	$8.38
Tangible book value per common share(3)	$8.10	$7.87	$7.72	$8.78	$8.61	$7.72	$8.29	$7.67

(1)	Excludes the dilutive effect of common stock issuable upon exercise of outstanding stock options. The number of exercisable options outstanding was 67,398 as of June 30, 2018; 70,069 as of March 31, 2018; 63,927 as of December 31, 2017; 54,953 as of September 30, 2017; 64,993 as of June 30, 2017; 63,927 as of December 31, 2017; 44,406 as of December 31, 2016; and 65,011 as of December 31, 2015.

(2)	We calculate book value per common share as shareholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(3)	We calculate tangible book value per common share as total stockholders’ equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.